EXHIBIT 99

                     DARDEN RESTAURANTS APPOINTS GARY HECKEL
                   SENIOR VICE-PRESIDENT OF DARDEN RESTAURANTS

ORLANDO, FL - A 25-year industry veteran who began his career as a grill cook is now Darden Restaurants' new Corporate Officer. Gary Heckel, President of Bahama Breeze Restaurants added Senior Vice-President Darden Restaurants to his responsibilities. He becomes a member of the Darden Executive Management team as a Corporate Officer.

"Gary's contributions to Bahama Breeze operations has made it one of our industry's hottest concepts," said Joe R. Lee, CEO of Darden Restaurants. "He has made significant contributions to the development of the business and is busy overseeing its expansion. This promotion recognizes his outstanding leadership."

Heckel joined Darden in 1995 as Vice-President Operations for New Business Development. He was promoted to Senior Vice-President Operations for Bahama Breeze in 1997, and assumed responsibilities as President in 1998. He has been responsible for day-to-day operations and has been instrumental in developing the principles, values and extraordinary food and service culture unique to Bahama Breeze.

Darden Restaurants, with headquarters in Orlando, Florida, is the world's largest casual dining company, with 1,151 restaurants operating under the Red Lobster, The Olive Garden and Bahama Breeze brands, over 115,000 employees and annual sales of over $3.3 billion.


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